Exhibit 21.1

GOLF TRUST OF AMERICA, INC.
LIST OF SUBSIDIARIES

GTA GP, Inc., a Maryland corporation

GTA LP, Inc., a Maryland corporation

Golf Trust of America, L.P., a Delaware limited partnership in which GTA GP, Inc. is the sole general partner.

GTA—Tierra Del Sol, LLC, a South Carolina limited liability company

GTA—Wekiva, LLC, a South Carolina limited liability company (dissolved effective December 31, 2005)

GTA—Black Bear, LLC, a South Carolina limited liability company

GTA—Pete Dye, LLC, a South Carolina limited liability company (dissolved effective December 31, 2005)

GTA—Stonehenge, LLC, a South Carolina limited liability company

GTA – IB, LLC, a Florida limited liability company

GTA – IB Operations, LLC, a Florida limited liability company

GTA – IB Management, LLC, a Florida limited liability company

GTA – IB Condominium, LLC, a Florida limited liability company

GTA – IB Golf Resort, LLC, a Florida limited liability company